CMG Small Cap Growth Fund

On April 20, 2006 CMG Small Cap Growth Fund (Fund) purchased 4,176 par value of notes of Complete Production Services (Securities) for a Total purchase price of 100,224 from Credit Suisse pursuant to a public offering in which Banc of America Securities acted as a participating underwriter.
Banc of America Securities may be considered to be an affiliate of the Fund.

The following information was collected pursuant to Rule 10f-3 procedures adopted by the Fund's Trustees:

o The Fund's advisor, Columbia Management Advisors, LLC. (Advisor), believed that the gross underwriting spread associated with the purchase of the Securities was reasonable and fair compared to the spreads in connection with similar underwritings of similar securities being sold during a comparable period of time;

o The Securities were offered pursuant to an underwriting or similar agreement under which the underwriters were committed to purchase all of the Securities being offered;

o The issuer of the Securities has been in continuous operation for at least three years;

o The amount of Securities purchased did not exceed 25% of the amount of the offering;

o The Securities were to be purchased at not more than the public offering price no later than the first day of the offering.


Along with Banc of America Securities, the following is a list of members of the underwriting syndicate for the aforementioned Securities: Credit Suisse; UBS Investment Bank; Banc of America Securities LLC; Jefferies & Company; Johnson Rice & Company L.L.C.; Raymond James; Simmons & Company International; Pickering Energy Partners





CMG Small Cap Growth Fund

On June 28, 2006 CMG Small Cap Growth Fund (Fund) purchased 779 par value of notes of J Crews (Securities) for a Total purchase price of 15,580 from Goldman Sachs pursuant to a public offering in which Banc of America Securities acted as a participating underwriter. Banc of America Securities may be considered to be an affiliate of the Fund.

The following information was collected pursuant to Rule 10f-3 procedures adopted by the Fund's Trustees:

o The Fund's advisor, Columbia Management Advisors, LLC. (Advisor), believed that the gross underwriting spread associated with the purchase of the Securities was reasonable and fair compared to the spreads in connection with similar underwritings of similar securities being sold during a comparable period of time;

o The Securities were offered pursuant to an underwriting or similar agreement under which the underwriters were committed to purchase all of the Securities being offered;

o The issuer of the Securities has been in continuous operation for at least three years;

o The amount of Securities purchased did not exceed 25% of the amount of the offering;

o The Securities were to be purchased at not more than the public offering price no later than the first day of the offering.


Along with Banc of America Securities, the following is a list of members of the underwriting syndicate for the aforementioned Securities: Goldman, Sachs & Co., Bear, Stearns & Co. Inc.; Banc of America Securities LLC; JP Morgan; Citigroup; Lehman Brothers; Credit Suisse; Wachovia Securities